                                                                EXHIBIT 2(a)(ii)

                         UM ALTERNATIVE INVESTMENT TRUST

                               AMENDMENT NO. 1 TO
                       AGREEMENT AND DECLARATION OF TRUST


         The undersigned, being all of the trustees of UM Alternative Investment Trust (the "Trust"), a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated November 12, 2001 (the "Agreement and Declaration of Trust"), a copy of which is on file in the Offices of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston, having deemed it advisable and consistent with the fair and equitable treatment of the sole shareholder of the Trust that the Declaration of Trust be amended as set forth below, do hereby direct that this Amendment No. 1 be filed with the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and do hereby consent to and adopt the following amendment to the Agreement and Declaration of Trust:

         1. Section 1 of Article I of the Agreement and Declaration of Trust is amended and restated in its entirety to read as follows:

                  "This Trust shall be known as "UM Investment Trust," and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine."

         2. The second paragraph of Section 1 of Article IV of the Agreement and Declaration of Trust is amended and restated in its entirety to read as follows:

                  "No natural person shall serve as Trustee after the holders of record of not less than two-thirds of the outstanding Shares have declared that such Trustee be removed from that office either by declaration in writing filed with the Trust's custodian or by votes cast in person or by proxy at a meeting called for the purpose. The Trustees shall promptly call a meeting of Shareholders for the purpose of voting upon the question of removal of any Trustee when requested to do so in writing by the record holders of not less than ten percent (10%) of the outstanding Shares.

                  Whenever ten or more Shareholders of record, who have been such for at least six months preceding the date of application and who hold Shares in the aggregate having a net asset value of at least one percent (1%) of the outstanding Shares, shall apply to the Trustees in writing, stating that they wish to communicate with other Shareholders with a view to obtaining signatures to request a meeting pursuant to this Section and accompanied by a form of communication and request which they wish to transmit, the Trustees shall within five business days after receipt of such application either (a) afford to such applicants access to a list of the names and addresses of all Shareholders as recorded on the books of the Trust; or (b) inform such applicants as to the approximate cost of mailing to all Shareholders the proposed communication and form of request. If the Trustees elect to follow the course specified in clause (b), the Trustees, upon the written request of such applicants, accompanied by a tender of the material to be mailed and of the reasonable expenses of mailing, shall, with reasonable promptness, mail such material to all Shareholders of record at their addresses as recorded on the books of the Trust, unless within five business days after such tender the Trustees shall mail to such applicants and file with the Commission, together with a copy of the material proposed to be mailed, a written statement signed by at least a majority of the Trustees to the effect that in their opinion either such material contains untrue statements of fact or omits to state facts necessary to make the statements contained therein not misleading, or would be in violation of applicable law, and specifying the basis of such opinion. If the Commission shall enter an order refusing to sustain any of the objections specified in the written statement so filed, or if, after the entry of an order sustaining one or more of such objections, the Commission shall find, after notice and opportunity for hearing, that all objections so sustained have been met, and shall enter an order so declaring, the Trustees shall mail copies of such material to all Shareholders with reasonable promptness after the entry of such order and the renewal of such tender.

                  Any Trustee may be removed from office by the Trustees only for "Cause" (as hereinafter defined) and only by written instrument, signed by at least seventy-five percent (75%) of the remaining Trustees, specifying the date when such removal shall become effective. "Cause" for these purposes shall require willful misconduct, dishonesty or fraud on the part of the Trustee in the conduct of his office or such Trustee being convicted of a felony."

         The foregoing amendment shall become effective upon execution by the undersigned trustees. This amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

         The address for all of the trustees is c/o Ropes & Gray, One International Place, Boston, Massachusetts 02110-2624.

         IN WITNESS WHEREOF, each of the undersigned Trustees as aforesaid do hereto set their hands this 10th day of December, 2001.

                                        MARK P. HURLEY
                                        --------------
                                        Mark P. Hurley


                                        ROGER P. KEATING
                                        ----------------
                                        Roger P. Keating


                                        MATTHEW J. KILEY
                                        ----------------
                                        Matthew J. Kiley


                                        ROBERT P. SCHMERMUND
                                        --------------------
                                        Robert P. Schmermund



                                      -3-